DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484-359-3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF – OTC Bulletin Board)

DNB Financial Corporation
Announces Earnings for the Second Quarter

(August 6, 2008 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, reported net income of $431,000 for the second quarter of 2008, up 14.0%, compared to $378,000 for the second quarter of 2007. Diluted earnings per share were $0.17, up $.03 from $.14 the same period last year. Loan balances increased $9.5 million or 3.1% when compared to December 31, 2007 and $12.9 million or 4.2% when compared to March 31, 2008. The average net interest margin for the second quarter of 2008 was 3.06%, up 20 basis points compared to the first quarter of 2008. Non-interest income was up $483,000 for the second quarter of 2008 compared to the same period in 2007 and up $187,000 when compared to the first quarter of 2008.

William S. Latoff, Chairman and CEO said, “We are encouraged by the growth in loans during the second quarter and continue to control our cost of funds through careful management of deposit balances and pricing. The Bank’s average cost of funds for the second quarter of 2008 dropped 56 basis points to 2.51% compared to 3.07% for the three months ended March 31, 2008 and 86 basis points compared to 3.37% for the three months ended December 31, 2007. The growth in loans and the lower cost of funds contributed to the improvement in the average net interest margin when compared to the first quarter of 2008.”

Demand, money market, NOW and savings deposits, which DNB First considers core to its deposit-gathering strategy, were up in aggregate on a net basis by $24.2 million or 9.2%, when compared to December 31, 2007. Management considers these types of deposits to be a key indicator of the Bank’s ability to generate lower cost funds that are longer in duration and can better support the Bank’s liquidity needs. Overall deposits were down $9.6 million or 2.3% from December 31, 2007 as time deposits, primarily jumbo certificates of deposit, declined $33.9 million or 22.6%. Deposits at June 30, 2008 were up $6.9 million or 1.7%, when compared to total deposits at March 31, 2008.

Overall assets declined $21.2 million or 3.9%, when compared to December 31, 2007 and $16.4 million or 3.0% compared to March 31, 2008. The change was mainly attributed to a decline in cash and due from banks and the investment portfolio. “The lower balance in cash and due from banks is a direct result of the Corporation’s loan growth and deposit pricing strategy”, noted William H. Hieb, President and COO. “Consistent with prudent balance sheet management, we have been balancing deposit pricing with liquidity needs and have been able to lower the cost of funds while growing the loan portfolio.”

Interest expense for the second quarter of 2008 was $3.0 million, down 17.9% compared to $3.7 million for the same period in 2007. The reduction in interest expense was due to lower rates on interest bearing deposits. Interest income for the second quarter of 2008 was $6.9 million, down 8.1% compared to $7.5 million for the same period in 2007. The decline in interest income was due to lower yields on earning assets as a result of the Federal Reserve’s interest rate reductions, and lower average loan balances when compared to the second quarter of 2007. The average net interest margin for the second quarter of 2008 was down 17 basis points when compared to the second quarter of 2007.

Non-interest income for the three months ended June 30, 2008 was $1.4 million compared to $904,000 for the same period in 2007. The increase was attributable to an increase in gains on the sale of securities. Income tax expense increased $31,000 or 41.9% due to higher taxable earnings for the three months ended June 30, 2008, when compared to the same period in 2007 and increased $5,000 or 5.0% when compared to the first quarter of 2008.

Operating results for the six months ended June 30, 2008, included a $514,000 provision for credit losses, of which $454,000 was recorded in the second quarter of 2008. This compares to $0 for the same periods in 2007. The increase in the provision was due primarily to the loan growth previously mentioned combined with deteriorating economic conditions. As a result, net income for the six months ended June 30, 2008 was $840,000 or $.32 per diluted share, compared to $913,000 or $.35 per diluted share for the same period in 2007. Absent the provision increase, net income for the first six months of 2008 would have been $1.3 million, up 37.3% when compared to the same period in 2007.

Mr. Latoff continued: “The growth in loan balances combined with the effects of a slowing economy drove the increase in the provision for credit losses. However, our ability to control non-interest expense, increase non-interest income and improve our margin has given us the means to increase our provision for credit losses while still increasing earnings for the quarter compared to last year.”

At June 30, 2008 the allowance for credit losses at $4.2 million increased $331,000 or 8.51%, when compared to December 31, 2007, and increased as a percentage of loans and leases outstanding to 1.32%, from 1.26%. Non-performing assets at June 30, 2008 rose to $8.1 million, compared to $6.8 million for March 31, 2008 and $1.9 million for December 31, 2007. Delinquencies at June 30, 2008 also rose to $8.3 million, from $6.2 million at March 31, 2008 and $4.3 million at December 31, 2007.

The increase in delinquencies and non-performing loans are attributed largely to three commercial credits totaling $5.8 million, including one for $4.2 million. “These loans are secured by real estate located in market areas we are familiar with”, noted Mr. Latoff. “We have seen a rise in delinquencies and non-performing asset levels and will continue to monitor our portfolio carefully to maintain an appropriate level of reserves.”

At the end of the second quarter 2008, DNB’s leverage ratio stood at 7.81% and its total risk-based capital ratio stood at 12.51%, categories which are generally defined as “well capitalized” by banking regulators.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $524.7 million community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with eleven full service and two limited service offices in Chester and Delaware Counties. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on the OTC Bulletin Board under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events.  These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts.  When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements.  Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements.  DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
EARNINGS:
Interest income	$6,883	$7,487	$14,155	$14,958
Interest expense	3,049	3,714	6,758	7,414
Net interest income	3,834	3,773	7,397	7,544
Provision for credit losses	454	0	514	0
Non-interest income	1,387	904	2,587	1,872
Non-interest expense	4,231	4,225	8,425	8,355
Income before income taxes	536	452	1,045	1,061
Income tax expense	105	74	205	148
Net income	431	378	840	913
Net income per share, diluted*	$0.17	$0.14	$0.32	$0.35

PERFORMANCE RATIOS:
Interest rate spread	2.98%	3.11%	2.87%	3.10%
Net interest margin	3.06%	3.21%	2.96%	3.21%
Return on average equity	5.20%	4.81%	5.05%	5.86%
Return on average assets	0.33%	0.31%	0.32%	0.37%

	June 30		December 31
	2008		2007
FINANCIAL POSITION:
Securities	$169,849		$170,909
Loan and leases	318,821		309,342
Allowance for credit losses	4,222		3,891
Total assets	524,655		545,840
Deposits	403,295		412,920
Borrowings	87,313		89,877
Stockholders' equity	30,599		32,635

EQUITY RATIOS:
Tier 1 leverage ratio	7.81%		7.77%
Risk-based capital ratio	12.51%		13.08%
Book value per share*	$11.73		$12.55

* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2007.